CONSENT OF INDEPENDENT AUDITORS


The  Board  of  Directors
American  Technical  Ceramics  Corp.:


We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-50913 and No. 333-76582) of American Technical Ceramics Corp., of our report, dated August 29, 2002, relating to the consolidated balance sheets of American Technical Ceramics Corp. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended June 30, 2002, which report appears in the 2002 Annual Report on Form 10-K of American Technical Ceramics Corp.



                                                /s/ KPMG LLP


Melville, New York
September 27, 2002


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